Exhibit 99.1

    Tower Group, Inc. Reports 91% increase in Fourth Quarter 2004
       Net Income and a 44% increase for the Full Year of 2004


    NEW YORK--(BUSINESS WIRE)--Feb. 25, 2005--Tower Group, Inc. (NASDAQ: TWGP) today reported a 91% increase in fourth quarter 2004 net income of $3.2 million as compared to fourth quarter 2003 net income of $1.7 million. For the full year of 2004, net income increased 44% to $9.0 million as compared to the full year of 2003 net income of $6.3 million. Diluted earnings per share of $0.19 for the fourth quarter of 2004 were based on weighted average diluted shares of 16,851,503, as compared with $0.30 per share for the fourth quarter of 2003, based on weighted average diluted shares of 5,636,532. For the full year of 2004, Tower reported diluted earnings per share of $1.06, based on 8,565,815 weighted average diluted shares, as compared with $1.09 per diluted share for the full year of 2003 based on weighted average diluted shares of 5,708,016.
    Michael Lee, President and Chief Executive Officer of Tower Group, Inc. said, "We made great strides during the fourth quarter which included record net income, our initial public offering and an upgrade to A- from A.M. Best. We have begun to deploy the capital raised in the IPO by retaining more risk bearing business and embarking on a controlled growth strategy as a newly public company. We look forward to executing on our unique business model, generating strong earnings and creating value for our shareholders."
    Gross premiums written in the insurance operations reached $51.5 million in the fourth quarter, which was 70% higher than in the fourth quarter of 2003, while premiums placed by the managing general agency reached $18.2 million in the fourth quarter of 2004 which was 13% higher than in the fourth quarter of 2003. For the year, gross premiums written in the insurance operations reached $177.8 million, which was 32% higher than in 2003, while premiums produced by the managing general agency reached $53.4 million in 2004 which was 35% higher than in 2003.
    Return on average equity was 17.5% in the fourth quarter of 2004 as compared with 55.0% in the fourth quarter of 2003. For the year, the return on average equity was 23.7% as compared with 56.8% for 2003. Although net income was significantly higher, in 2004 than in 2003, the lower return on average equity in each of these periods resulted from the significant increase in average shareholders' equity as the IPO was completed in the fourth quarter of 2004. For the fourth quarter, the return was calculated by annualizing the fourth quarter net income and dividing by an average shareholders' equity of $73.9 million. For the year, the return was calculated using an average shareholders' equity of $38.1 million.

    Net Premiums Written and Earned:

    Net premiums written increased 239% to $98.1 million in the full year of 2004 from $29.0 million in 2003. However, net earned premiums of $45.6 million was only 46% of net premiums written in 2004 as compared to net earned premium of $22.9 million which was 79% of net written premium in 2003. This low earned percentage in 2004 reflects the significant growth in net premiums written resulting from the reduction in the percentage of business we ceded to our quota share reinsurers effective October 1, 2004 . As a result, much of the net premiums that Tower wrote in 2004 will flow through the company's operating results in 2005. In future periods, while Tower expects continued growth in net premiums written, the Company anticipates that a greater percentage of net premiums written will be earned in the year in which they are written.

    Fourth Quarter 2004 Financial Highlights:

    Total revenue increased 72% in the fourth quarter of 2004 as compared to the prior year's fourth quarter. This increase was driven primarily by an increase in net premium earned as well as increased ceding commission and fee income and net investment income. Net premiums earned represented 48% of total revenues in the fourth quarter of 2004 as compared to 27% for the same period of 2003. Ceding commission and fee income represented 46% of total revenue for the fourth quarter of 2004 as compared to 70% in the fourth quarter of 2003. Net investment income, excluding realized gains, comprised 6% of total revenues in the fourth quarter of 2004 and 3% in the same period of 2003.
    Net premiums earned more than tripled to $16.0 million as compared to $5.1 million in the same quarter of 2003 due to overall growth in gross premiums written and our decision to reduce the percentage of business ceded under our quota share reinsurance treaties to 25% in this current quarter as compared to 80% in the fourth quarter of 2003 in order to deploy the additional capital resulting from the IPO in the fourth quarter of 2004.
    Gross premiums written increased 70% in the fourth quarter of 2004 to $51.5 million as compared to $30.2 million in the fourth quarter of 2003. Net premiums written were $51.1 million in the fourth quarter as compared to a slightly negative amount in the same quarter of 2003. The increase resulted from the fourth quarter 2004 reduction in the quota share ceding percentage and the novation and termination of Converium Re's portion of the 2004 quota share treaty as a result of Converium Re's rating downgrade (see additional details regarding Converium in additional highlights below). To more effectively use the increased capital from the IPO, we have retained the unearned premium at December 31, 2004 that otherwise would have been ceded to Converium Re. This action added $13.1 million of net written premiums in the fourth quarter of 2004. These premiums will be earned in 2005. In addition, as a result of our retention of these premiums, ceding commission revenue in 2005 will be approximately $5 million less than it would otherwise be.
    Ceding commission revenue increased 8% to $9.6 million in the fourth quarter reflecting a significant increase in gross premium written that was largely offset by the lower quota share ceding percentage. Ceding commission revenue caused the net expense ratio of 21.2% to be 10.4 percentage points lower than the gross expense ratio of 31.6%.
    The net loss ratio improved to 54.4% for the fourth quarter of 2004 as compared to 65.6% in the fourth quarter of 2003. The improvement resulted from rate increases and other pricing actions in both our insurance and reinsurance segments that reduced the accident year loss ratio, as well as favorable development on prior years' loss reserves.
    The gross expense ratio increased 2.5 points to 31.6% in the fourth quarter of 2004 as compared to the 29.1% in the fourth quarter of 2003. The increase was primarily driven by costs related to the transaction with OneBeacon Insurance Group including establishment of two new branch offices in Long Island and Western New York, additional staffing of key positions in preparation for a public company environment and an increase in regulatory assessments. The net expense ratio, which equals the gross expense ratio after applying ceding commission revenue and policy billing fees to reduce underwriting expenses, increased to 21.2% in the fourth quarter of 2004 as compared to negative 6.3% in the same period of 2003 due to the lower level of ceding commission revenue in the fourth quarter of 2004. Although ceding commission revenue increased over the prior year quarter, the increase was less than it would have been had the ceding percentage remained the same as in 2003.
    The net combined ratio increased to 75.6% in the fourth quarter from 59.3% in the prior year quarter due to the increase in the net expense ratio. Nevertheless, the combined ratio remains extremely favorable.
    Investment income was a solid contributor to revenue growth in the fourth quarter of 2004 as it increased 219 % to $2.0 million versus $0.6 million in the fourth quarter of 2003. This growth was primarily due to 298 % growth in invested assets to $228.4 million at year end 2004 from $57.3 million at year end 2003 from the proceeds from the IPO and issuance of trust preferred securities, which increased investment income by approximately $0.4 million, and strong operating cash flow. The positive effects were offset by a decline in the pre-tax investment yield to 3.9% on invested assets held at December 31, 2004 as compared to 5.0% for assets held as of December 31, 2003. The decline in yield was primarily due to lower available interest rates and an increased allocation to tax exempt securities. The tax equivalent book yield as of December 31, 2004 was 4.4% compared to 5.3% as of December 31, 2003.
    Interest expense increased to $1.0 million in the fourth quarter of 2004 from $0.6 million in the fourth quarter of 2003. This is primarily as a result of $0.4 million increase in interest on funds held as collateral credited to ceding reinsurers and a $0.1 million increase in interest on subordinated debentures underlying statutory trust securities.
    Pre tax income in our insurance services segment increased to $1.0 million in the fourth quarter of 2004 from $0.5 million in the same quarter of 2003 primarily as a result of an increase in premiums placed with issuing carriers

    Full Year 2004 Financial Highlights:

    Total revenue increased 44% for the full year of 2004 as compared to 2003, driven primarily by net premiums earned as well as increased ceding commission and fee income and investment income. Net premiums earned represented 42% of total revenues for the full year of 2004 as compared to 31% for 2003. The significant growth in net premiums earned for 2004 reflected the overall growth in gross premiums written and a reduced quota share ceding percentage in 2004. The gross premiums written increase was attributable to a 12% increase in policy count and an increase in average premium of 17% resulting primarily from rate increases and other pricing actions.
    Net premiums earned nearly doubled from 2003 due to the increase in gross premiums earned and the reduction in the overall ceding percentage from approximately 78% in 2003 to approximately 44% in 2004. Although ceding commission and fee income increased by 16% over 2003, its contribution to total revenue decreased to 53% in 2004 as compared to 66% in 2003 as a result of the reduction in ceding percentage. Net investment income, excluding realized gains, comprised 5% of total revenues for 2004 and 3% for the full year of 2003.
    The net loss ratio improved to 59.4% in calendar year 2004 from 65.7% for the full calendar year of 2003. The improvement was due to increases in pricing, an increase in net premiums earned over which to spread costs of catastrophe reinsurance premiums, and favorable development of prior year loss reserves of $0.2 million.
    The gross expense ratio increased moderately for the full year of 2004 to 31.1% from 30.0% in 2003. The increase in expenses was due to an increase in the number of employees from 217 at December 31, 2003 to 289 at December 31, 2004, including new hires at senior levels and for other key positions in preparation for a public company environment, costs related to the transaction with OneBeacon Insurance Group including the establishment of two new branch offices in Long Island and Western New York and additional regulatory assessments. The net expense ratio increased to 16.2% for the full year of 2004 as compared to 4.4% in 2003. The lower level of ceding commission revenue in relation to net premiums earned as a result of the lower ceding percentage on the quota share treaty was the primary driver of the increase.
    Net investment income grew 124% in 2004 to $5.1 million as compared to $2.3 million in 2003, driven by the higher invested assets from the IPO proceeds, strong operating cash flow of approximately $76 million and $20.6 million of net proceeds from the issuance of subordinated debentures underlying statutory business trust securities received in 2003. These factors resulted in a 298 % increase to invested assets to $228.4 million in 2004 from $57.3 million in 2003. Net investment income growth was somewhat constrained by lower interest rates in 2004 and an increased allocation to tax-exempt securities.
    Interest expense increased to $3.1 million in 2004 as compared to $1.5 million in 2003. The increase resulted from $1.1 million increase in interest expense incurred as a result of crediting reinsurers on funds withheld in segregated trusts as collateral for reinsurance recoverables and a $1.0 million increase in interest on subordinated debentures underlying statutory business trust securities. These increases in interest expense were offset by a $0.5 million reduction in interest on surplus notes repaid in 2003.
    Pre tax income in our insurance services segment increased to nearly $2 million from $1.5 million last year as a result of an increase in premiums placed with issuing carriers.
-0-
*T
                       Fourth Quarter Highlights
----------------------------------------------------------------------
                                                      2004      2003
----------------------------------------------------------------------

----------------------------------------------------------------------
Total Underwriting Profit (Loss)                     $3,914    $2,099
----------------------------------------------------------------------
Insurance Services Segment Pre-Tax Income               969       477
----------------------------------------------------------------------
Net Investment Income                                 1,983       622
----------------------------------------------------------------------
Net Realized Investment Gains                           (20)        5
----------------------------------------------------------------------
Corporate Expenses                                     (202)       (6)
----------------------------------------------------------------------
Interest Expense                                     (1,001)     (615)
----------------------------------------------------------------------
Income Before Income Taxes                            5,642     2,582
----------------------------------------------------------------------
Income Tax Expense                                    2,412       895
----------------------------------------------------------------------
Net Income                                           $3,230    $1,687
----------------------------------------------------------------------

----------------------------------------------------------------------
EPS - Basic                                           $0.20     $0.38
----------------------------------------------------------------------
EPS - Diluted                                         $0.19     $0.30
----------------------------------------------------------------------


                   Consolidated Full Year Highlights
----------------------------------------------------------------------
                                                   2004        2003
----------------------------------------------------------------------

----------------------------------------------------------------------
Total Underwriting Profit                         $11,106      $6,854
----------------------------------------------------------------------
Insurance Services Segment Pre-Tax Income           1,951       1,541
----------------------------------------------------------------------
Net Investment Income                               5,070       2,268
----------------------------------------------------------------------
Net Realized Investment Gains                          13         493
----------------------------------------------------------------------
Corporate Expenses                                   (289)        (40)
----------------------------------------------------------------------
Interest Expense                                   (3,128)     (1,462)
----------------------------------------------------------------------
Income Before Income Taxes                         14,723       9,654
----------------------------------------------------------------------
Income Tax Expense                                  5,694       3,374
----------------------------------------------------------------------
Net Income                                         $9,029      $6,280
----------------------------------------------------------------------

----------------------------------------------------------------------
EPS - Basic                                         $1.23       $1.37
----------------------------------------------------------------------
EPS - Diluted                                       $1.06       $1.09
----------------------------------------------------------------------
*T

    Additional Highlights:

    Shell Acquisition:

    On January 18, 2005, we entered into a stock purchase agreement to acquire North American Lumber Insurance Company, a shell company with 17 state licenses mostly on the east coast, including New Jersey, Connecticut and various New England states. We plan to rename this company Tower National Insurance Company after the close of the transaction. The acquisition is consistent with our plans to expand insurance operations territorially through becoming licensed in states other than New York and is expected to close in March or April of 2005.

    Long Term Debt:

    We also raised an additional $26.8 million in debt capital through two offerings of subordinated debentures underlying statutory business trust securities with 30 year maturities, primarily to capitalize the shell company. The interest for $13.4 million of these securities is based on a fixed rate of 7.4% for the first five years and will float quarterly thereafter at the three month LIBOR rate plus 340 basis points. The interest for the remaining $13.4 million of these securities floats for the entire term based on the three-month LIBOR rate plus 340 basis points. We now have a total of $47.4 million in debt, all of which is comprised of subordinated debentures underlying statutory business trust securities. Our debt to total capital ratio is 26%.

    Converium Novation:

    Converium Re was placed in run-off by its parent company following a downgrade by A.M. Best to "B-" (Fair). Although reinsurance recoverables related to Converium Re were fully collateralized, the decision was made to terminate Converium Re's participation under the quota share agreement on a cut-off basis effective November 1, 2004. Subsequently, we reached an agreement with two other reinsurers to novate Converium Re's obligations under the quota share treaty effective January 1, 2004 as a result of which each reinsurer agreed to assume 50% of Converium Re's obligations relating to premium earned in 2004. In addition, we decided to retain the unearned premium that would have been ceded to Converium Re as of December 31, 2004 which increased net written premium and net unearned premium by approximately $13.1 million. Net earned premium for the fourth quarter was not affected by the novation. These premiums will be earned in 2005. In addition, as a result of our retention of these premiums, ceding commission revenue in 2005 will be approximately $5 million lower than it otherwise would have been.

    2005 Guidance:

    Although the overall P&C market is not expected to be as robust as in recent years, we anticipate overall market conditions to remain favorable for our products in 2005. With our demand driven approach that emphasizes the delivery of our products in response to market needs, we believe there remain strong growth opportunities in our targeted markets. Through organic growth in our core markets, additional business opportunities in new markets and the continued rollout of business from the OneBeacon renewal rights transaction completed in 2004, we expect total gross written premium by the insurance company to be between $270 million and $280 million and premiums produced by the managing general agency to be between $40 and $45 million. We anticipate net income to increase to a range between $19.7 million and $20.5 million and earnings per share to a range between $0.98 and $1.02 per share. The increase in projected net income from 2004 to 2005 will therefore be between 120% and 132%. For the first quarter of 2005, we project net income to increase by approximately 145% to 175% to the range between $3.2 million and $3.6 million compared to $1.3 million in the first quarter of 2004. We also project the earnings per share in the first quarter to be in the range of $0.16 and $0.18 per share. The weighted average diluted shares is projected to increase to approximately 20.1 million shares in 2005 compared to 16.9 million shares in the fourth quarter of 2004 and 8.6 million shares for the full year 2004.
    We project net premiums written to increase to a range between 65% and 75% of the gross premiums written in our insurance company. We anticipate that approximately 75% to 80% of the net premiums written will be earned in 2005 in the range between $154 million and $162 million excluding the effects of the novation of the reinsurance treaty with Converium Re. Return on average equity is expected to be between 14% and 15% for the year.
    The GAAP combined ratio is expected to be in the range of 88% to 92% for 2005, with the net loss ratio between 61% and 63% and the net expense ratio between 27% and 29%. Insurance services income is projected to represent an additional 2 to 3.5 percent of net premiums earned.
    Investment income is projected to continue increasing by 175% to190% to a range between $13.5 and $14.2 million, with the invested assets expected to increase to an amount between $340 and $360 million by the end of 2005.

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; possible inability to achieve our targeted growth due to increased competition on rates and other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; changes in the percentage of our premiums written that we cede to reinsurers; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments, including changes in interest rates; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; developments that may delay or limit our ability to enter new markets as quickly as we anticipate; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    About Tower Group, Inc.

    In operation since 1990, Tower Group, Inc. is headquartered in New York City and is the holding company for its two operating subsidiaries, Tower Insurance Company of New York, ("TICNY") and Tower Risk Management ("TRM"). TICNY, A.M. Best rated A- (Excellent), develops and delivers specialized commercial lines insurance products that provide property, liability, workers' compensation and automobile insurance to select markets not well served by other carriers. It also offers personal lines products that provide property and liability insurance to homeowners throughout New York State. TRM, a non-risk bearing insurance service company, offers managing general agency services to underwrite risks, adjust claims and negotiate reinsurance terms on behalf of other insurance companies.
    For more information visit Tower's website at http://www.twrgrp.com/.


                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                            Fourth Quarter

                                              Fourth   Fourth
                                              Quarter  Quarter    %
                                                2004    2003   Change

Revenues:
Earned Premiums:
  Gross Premiums Earned                       $40,920 $29,325    39.5%
  Less: Ceded Premiums Earned                 (24,883)(24,178)    2.9%
                                              ------- --------
  Net Premiums Earned                          16,037   5,147   211.6%
Ceded Commission Revenue                        9,557   8,867     7.8%
Policy Billing Fees                               167     128    30.5%
                                              ------- --------
Total                                          25,761  14,142    82.2%

Expenses:
Loss & Loss Adjustment Expenses
  Gross Loss & Loss Adjustment Expenses        20,415  21,219    -3.8%
  Less: Ceded Loss & Loss Adjustment Expenses (11,684)(17,845)  -34.5%
                                              ------- --------
  Net Loss & Loss Adjustment Expenses           8,731   3,374   158.8%

Underwriting Expenses
  Commissions Paid to Producers                 6,863   4,885    40.5%
  Other Underwriting Expenses                   6,253   3,784    65.2%
                                              ------- --------

Total Underwriting Expenses                    13,116   8,669    51.3%
                                              ------- --------

Total Expenses                                 21,847  12,043    81.4%
                                              ------- --------

Underwriting Profit                            $3,914  $2,099    86.5%
                                              ======= ========

Key Measures:
Written Premiums
  Gross                                       $51,507 $30,229    70.4%
  Ceded                                          (417)(30,328)  -98.6%
                                              ------- --------
  Net                                         $51,090    $(99)      -
                                              ======= ========
Loss Ratios
  Gross                                          49.9%   72.4%
  Net                                            54.4%   65.6%
Accident Year Loss Ratios
  Gross                                          52.9%   60.7%
  Net                                            55.7%   55.7%
Expense Ratios
  Gross                                          31.6%   29.1%
  Net                                            21.2%   -6.3%
Combined Ratios (GAAP)
  Gross                                          81.5%  101.5%
  Net                                            75.6%   59.3%

                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                               Full Year

                                                                  %
                                                2004     2003  Change
Revenues:
Earned Premiums:
  Gross Premiums Earned                     $152,509 $122,023    25.0%
  Less: Ceded Premiums Earned               (106,945) (99,082)    7.9%
                                            -------- ---------
  Net Premiums Earned                         45,564   22,941    98.6%
Ceded Commission Revenue                      39,983   35,605    12.3%
Policy Billing Fees                              671      545    23.1%
                                            -------- ---------
Total                                         86,218   59,091    45.9%

Expenses:
Loss & Loss Adjustment Expenses
  Gross Loss & Loss Adjustment Expenses       84,164   74,161    13.5%
  Less: Ceded Loss & Loss Adjustment
   Expenses                                  (57,104) (59,090)   -3.4%
                                            -------- ---------
  Net Loss & Loss Adjustment Expenses         27,060   15,071    79.6%

Underwriting Expenses
  Commissions Paid to Producers               25,393   20,764    22.3%
  Other Underwriting Expenses                 22,659   16,402    38.1%
                                            -------- ---------

Total Underwriting Expenses                   48,052   37,166    29.3%
                                            -------- ---------

Total Expenses                                75,112   52,237    43.8%
                                            -------- ---------

Underwriting Profit                          $11,106   $6,854    62.0%
                                            ======== =========

Key Measures:
Written Premiums
  Gross                                     $177,766 $134,482    32.2%
  Ceded                                      (79,691)(105,532)  -24.5%
                                            -------- ---------
  Net                                        $98,075  $28,950   238.8%
                                            ======== =========
Loss Ratios
  Gross                                         55.2%    60.8%
  Net                                           59.4%    65.7%
Accident Year Loss Ratios
  Gross                                         56.2%    58.0%
  Net                                           59.8%    64.0%
Expense Ratios
  Gross                                         31.1%    30.0%
  Net                                           16.2%     4.4%
Combined Ratios (GAAP)
  Gross                                         86.3%    90.8%
  Net                                           75.6%    70.1%

           Insurance Services Segment Results of Operations
                            Fourth Quarter
                                              Fourth   Fourth
                                              Quarter  Quarter    %
                                               2004     2003   Change

Revenues:
Direct Commission Revenue from MGA            $4,451   $3,398    31.0%
Claims Administration Revenue                  1,038      952     9.0%
Reinsurance Intermediary Fees                    115      300   -61.7%
Policy Billing Fees                                4        -       -
                                              -------  -------
Total                                          5,608    4,650    20.6%

Expenses:
Direct Commission Expense Paid to Producers    2,557    2,287    11.8%
Other Insurance Services Expenses              1,050      991     5.9%
Claims Expense Reimbursement to TICNY          1,032      895    15.3%
                                              -------  -------
Total Expenses                                 4,639    4,173    11.2%
                                              -------  -------

Insurance Services Pre-tax Income (Loss)        $969     $477   103.3%
                                              =======  =======


           Insurance Services Segment Results of Operations
                               Full Year
                                                                  %
                                                  2004   2003  Change

Revenues:
Direct Commission Revenue from MGA             $11,546 $7,984    44.6%
Claims Administration Revenue                    4,105  3,746     9.6%
Reinsurance Intermediary Fees                      730  1,100   -33.6%
Policy Billing Fees                                  8      -       -
                                               ---------------
Total                                           16,389 12,830    27.7%

Expenses:
Direct Commission Expense Paid to Producers      7,432  5,394    37.8%
Other Insurance Services Expenses                2,987  2,247    32.9%
Claims Expense Reimbursement to TICNY            4,019  3,648    10.2%
                                               ---------------
Total Expenses                                  14,438 11,289    27.9%
                                               ---------------

Insurance Services Pre-tax Income (Loss)        $1,951 $1,541    26.6%
                                               ===============



                           TOWER GROUP, INC.
  CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE NET INCOME
         ($ in thousands, except share and per share amounts)


                               Three Months Ended  Twelve Months Ended
                                   December 31,         December 31,
                                  2004      2003      2004      2003
                             ----------- --------- --------- ---------
REVENUES
 Net premiums earned            $16,037    $5,147   $45,564   $22,941
 Ceding commission revenue        9,557     8,867    39,983    35,605
 Insurance services revenue       5,604     4,650    16,381    12,830
 Net investment income            1,983       622     5,070     2,268
 Net realized gains (losses)
  on investments                    (20)        5        13       493
 Policy billing fees                171       128       679       545
                             ----------- --------- --------- ---------
     Total revenues              33,332    19,419   107,690    74,682
                             ----------- --------- --------- ---------
EXPENSES
 Loss and loss adjustment
  expenses                        8,731     3,374    27,060    15,071
 Direct commission expense        9,420     7,172    32,825    26,158
 Other operating expenses         8,538     5,676    29,954    22,337
 Interest expense                 1,001       615     3,128     1,462
                             ----------- --------- --------- ---------
     Total expenses              27,690    16,837    92,967    65,028
                             ----------- --------- --------- ---------
 Income before income taxes       5,642     2,582    14,723     9,654
 Income tax expense               2,412       895     5,694     3,374
                             ----------- --------- --------- ---------
     Net income                  $3,230    $1,687    $9,029    $6,280
                             =========== ========= ========= =========
COMPREHENSIVE NET INCOME
 Net income                      $3,230    $1,687    $9,029    $6,280
 Other comprehensive income:
   Gross unrealized gains in
    investment holding gains
    arising during period           143        81        44       617
   Less: reclassification
    adjustment for losses
    (gains)  included in net
    income                           20        (5)      (13)     (493)
                             ----------- --------- --------- ---------
                                    163        76        31       124
 Income tax expense related
  to items of other
  comprehensive income              (72)      (26)      (27)      (42)
                             ----------- --------- --------- ---------
 Total other comprehensive
  net income                         91        50         4        82
                             ----------- --------- --------- ---------
COMPREHENSIVE NET INCOME         $3,321    $1,737    $9,033    $6,362
                             =========== ========= ========= =========
EARNINGS PER SHARE
 Basic earnings per common
  share                           $0.20     $0.38     $1.23     $1.37
                             =========== ========= ========= =========
 Diluted earnings per common
  share                           $0.19     $0.30     $1.06     $1.09
                             =========== ========= ========= =========
WEIGHTED-AVERAGE COMMON
 SHARES OUTSTANDING
 Basic                       16,118,761 4,407,433 7,335,286 4,453,717
 Diluted                     16,851,503 5,636,532 8,565,815 5,708,016



                           TOWER GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS

                                                       December 31,
                                                     2004      2003
                                                  ---------- ---------
                                                   ($ in thousands,
                                                  except par value and
                                                     share amounts)
ASSETS
Fixed-maturity securities, available-for-sale, at
 fair value (amortized cost $223,562 in 2004 and
 $53,265 in 2003)                                 $ 224,523  $ 54,545
Equity securities, at fair value (cost $1,827 in
 2004 and $1,877 in 2003)                             2,485     2,184
Common trust securities - statutory business
 trusts, equity method                                1,426       620
                                                  ---------- ---------
    Total investments                               228,434    57,349
Cash and cash equivalents                            55,201    30,339
Investment income receivable                          1,975       552
Agents' balances receivable                          33,473    21,952
Assumed premiums receivable                           1,197       997
Receivable for cancelled reinsurance                     --    15,748
Ceding commission receivable                          8,329     7,983
Notes and accrued interest receivable from
 related parties                                         --     1,421
Reinsurance recoverable                             101,173    84,760
Receivable -- claims paid by agency                   1,622     1,812
Prepaid reinsurance premiums                         28,391    55,645
Deferred acquisition costs net of deferred ceding
 commission revenue                                  18,740       573
Federal income taxes and state taxes recoverable      1,975        --
Deferred income taxes                                    --     2,033
Intangible assets                                     4,978        --
Fixed assets, net of accumulated depreciation         5,420     4,040
Other assets                                          3,239     1,388
                                                  ---------- ---------
    Total Assets                                   $494,147  $286,592
                                                  ========== =========

LIABILITIES
Loss and adjustment expenses                       $128,722   $99,475
Unearned premium                                     95,505    70,248
Reinsurance balances payable                          2,735    20,788
Payable to issuing carriers                          18,652    12,726
Funds held as agent                                     785       796
Funds held under reinsurance agreements              54,152    24,943
Accounts payable and accrued expenses                12,410     4,934
Checks outstanding                                    2,726     4,936
Payable for securities                                   --     3,004
Dividends payable to stockholders                        --       160
Federal and state income taxes payable                   --     1,019
Deferred income taxes                                 1,587        --
Deferred compensation liability                          --     1,294
Subordinated debentures                              47,426    20,620
Long-term debt -- CIT                                    --     5,588
Series A cumulative redeemable preferred stock           --     3,000
                                                   --------- ---------
   Total Liabilities                                364,700   273,531
                                                   --------- ---------


STOCKHOLDERS' EQUITY
Common stock (2004: $0.01 par value per share;
 40,000,000 shares authorized, 19,826,135 shares
 issued and 19,737,168 outstanding shares)              198        --
Class A common stock (2003: $0.01 par value per
 share; 4,000,000 shares authorized, 2,069,936
 shares issued and 1,977,369 outstanding shares)         --        21
Class B common stock (2003: $0.01 par value per
 share; 4,000,000 shares authorized, 2,430,065
 shares issued and outstanding shares)                   --        24
Paid-in-capital                                     112,375     2,285
Accumulated other comprehensive net income            1,052     1,048
Retained earnings                                    18,224    10,197
Unearned compensation - restricted stock             (1,908)       --
Treasury stock (88,967 shares in 2004 and 92,567 in
 2003)                                                 (494)     (514)
                                                   --------- ---------
   Total Stockholders' Equity                       129,447    13,061
                                                   --------- ---------
   Total Liabilities and Stockholders' Equity      $494,147  $286,592
                                                   ========= =========



    CONTACT: Tower Group, Inc.
             Andrew Colannino, 212-655-2107
             acolannino@twrgrp.com